Exhibit 10.27

    395 Page Mill Road | Palo Alto, CA 94304

Employment Offer Letter

January 12, 2020
Rob Bearden
Dear Rob:
On behalf of the Board of Directors (the “Board”) of Cloudera, Inc. (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer (“CEO”). We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing the same extraordinary leadership and vision that you have demonstrated at Hortonworks, as a current member of our Board and throughout your career. Your employment with the Company will commence as soon as practicable on a date to be determined by you and the Board, which shall be no later than January 13, 2020, (such start date, your “Start Date”) and the effective date of your appointment as CEO shall be the Start Date. The terms of your employment with the Company will be as follows in this offer letter agreement (this “Agreement”):

1.Position. You will serve as the Company’s President and CEO, and report to the Board. You will render such business and professional services in the performance of your duties, consistent with your position within the Company, as will reasonably be assigned to you by the Board. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving as an advisor, or on boards and committees), and serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies as set forth in Schedule A, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your employment with the Company will be for no certain duration but will be “at-will” employment, however, as described in this Agreement, you may be entitled to severance and other benefits depending upon the circumstances of your termination of employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in a document signed by you and a duly authorized executive of the Company (other than you).

You will continue to serve as a member of the Board and, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Board or the appropriate committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election while you continue to serve as CEO (provided that you have not tendered or announced your resignation). In the event of any future vacancy in the Chair of the Board position, the Nominating and Governance Committee of the Board and the Board will consider you as a candidate for appointment.

2. Location. You will work out of such location as mutually agreed to between you and the Board.

3. Compensation.

(a) Base Salary. You will initially receive an annual salary of $600,000.00, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. Thereafter, your annual base salary will be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

(b) Bonus. You will initially be eligible for an annual target bonus of $500,000.00 (“Target Bonus” and the portion thereof to which you are actually entitled, the “Bonus”), less applicable withholding. If your Start Date occurs prior to January 31, 2020, your Bonus for fiscal year 2020 will be your Target Bonus prorated upon the number of days you are employed during fiscal year 2020. Payment of your Bonus for fiscal year 2020 will be subject to your continued employment through the end of such fiscal year. Your Target Bonus for fiscal year 2021 will be based on the Company’s achievement of quarterly performance objectives and/or conditions that are agreed upon by the Compensation Committee and you prior to the commencement of fiscal 2021, and shall be paid on a quarterly basis based on the level of achievement of such performance objectives; provided, however, that the first two quarters of the Target Bonus for fiscal year 2021 are guaranteed to be paid at target-level achievement. The payment of your Bonus, for fiscal year 2021 and subsequent fiscal years, will be subject to your continued employment through and until the end of the applicable fiscal quarter in the ordinary course of the Company’s customary practices. Your Target Bonus for subsequent fiscal years will be based on the Company’s achievement of any applicable performance objectives and/or conditions that are established by the Compensation Committee in accordance with its customary practices.

(c) Equity Incentives.

i.Initial RSU. On your Start Date (the “Grant Date”), the Board will grant you a restricted stock unit to acquire 1,616,428 shares (the “Initial RSU”) under the Company’s 2017 Equity Incentive Plan (the “Equity Plan”). The Initial RSU will vest over three (3) years with (i) 1/12th vesting on each of the first four Quarterly Anniversaries following December 15, 2019 (the “First Year RSU Portion”) and (ii) subject to adoption of the Approval Resolution (as defined below), as applicable, 1/12th vesting on March 15, 2021 and on each of the seven (7) following Quarterly Anniversaries thereof (the portion of the Initial RSU eligible to vest under this subsection (ii), the “Second & Third Year RSU Portion); provided that, subject to Section 5 below, vesting will depend on your continued employment as CEO of the Company on the applicable time-based vesting dates, and will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement.

ii.If the Board does not adopt the Approval Resolution, the Second & Third Year RSU Portion will not be eligible to vest, and shall automatically expire and be forfeited on March 15, 2021, even if you remain employed by the Company; provided, however (for the avoidance of doubt), that (i) in the event of a Potential Change in Control executed on or prior to March

15, 2021, the Second & Third Year RSU Portion shall not be forfeited during the pendency of such Potential Change in Control, but absent adoption of the Approval Resolution, shall not vest during such pendency and shall be immediately forfeited upon the termination of such Potential Change in Control without completion thereof, and (ii) adoption of the Approval Resolution shall not be required if either a Change in Control occurs on or prior to March 15, 2021 or if a Potential Change in Control occurs on or prior to March 15, 2021, and such Potential Change in Control is completed even if such completion occurs after March 15, 2021, and in such event any shares of the Second & Third Year RSU Portion that should have vested during the pendency of such Potential Change in Control shall vest immediately prior to the completion of such Potential Chang in Control.

For purposes of this Agreement, the following terms shall have the meanings as indicated:

“Approval Resolution” means a resolution passed by the Board with fewer than two dissenters, prior to March 15, 2021, confirming its satisfaction with your performance as CEO since the Start Date.

“Potential Change in Control” means the date of execution of a definitive agreement whereby the Company will consummate a Change in Control if such transaction is consummated. For the avoidance of doubt, a topping offer (e.g., resulting from a “go shop” or other “fiduciary out” in such definitive agreement or any successor agreement) shall be deemed to be the same Potential Change in Control for purposes hereof, so long as it derived from the same company sale process and at no time was the Company without a Potential Change in Control (other than fleetingly).

“Quarterly Anniversary” means a three (3) month anniversary of the applicable vesting commencement date, measured successively, as applicable.

iii.Future Equity. You shall be eligible for future equity grants as determined by and pursuant to the terms established by the Compensation Committee.

iv.Equity Trading Restriction. You confirm that you have terminated all Rule 10b5-1 trading plan(s) and there are no such plans presently in place. In addition to complying with the Company’s insider trading policy (including preclearance of trades and other dispositions), you agree that, other than as explicitly set forth below, through the one-year anniversary of your Start Date you will not directly or indirectly dispose of, including by engaging in hedging or monetization transactions using, transfer or pledge any shares of the Company’s common stock that you currently hold, receive upon settlement of the Initial RSU or may receive upon the exercise or settlement of future equity grants, if any, without prior approval by resolution of the Board with fewer than two dissenters (the “Share Restriction”). The Share Restriction will not apply to shares received upon settlement of the Initial RSU that are disposed of to satisfy applicable tax withholdings (to the extent that the Company does not satisfy those requirements by net withholding at settlement), and any such tax-related disposition may be made pursuant to a Rule 10b5-1 trading plan that is adopted in compliance with the Company’s insider trading policy or otherwise in compliance with the Company’s insider trading policy. Further, the Share Restriction will not apply to shares or equity awards disposed of pursuant to a Change in Control.

Notwithstanding anything to the contrary herein, you may enter into a new Rule 10b5-1 trading plan that is adopted in compliance with the Company’s insider trading policy; provided that no trade may be executed under such plan prior to the one-year anniversary of your Start Date.

(d) Board Compensation. You acknowledge that during your service as CEO pursuant to this Agreement, you shall not receive any additional cash compensation as non-employee director of the Board and you shall not receive any new non-employee director equity grants. Any outstanding quity granted that you received while a non-employee director will continue to vest pursuant to their terms.

4. Benefits. The Company will provide you with the opportunity to participate in the Company’s standard health, dental and other benefits plans available to senior executives or as approved by the Board (which may include vacation or paid time off), subject to any eligibility requirements or other limits generally imposed by such plans or programs. The Company does not currently maintain a vacation or paid time off accrual policy with a fixed number of days for exempt, salaried staff and will not formally track the amount of personal time you spend away from the office, and you are free to take personal time at your discretion, with pay, in accordance with the Company’s policies then in effect; however, you will be expected to manage your time away from the office in such a way as to ensure that your work responsibilities are adequately addressed.

5. Termination of Employment.

a.Qualifying Termination Other than During a Change in Control Period. If you are subject to a Qualifying Termination other than during a Change in Control Period (which is addressed in Section 5(b) below), provided that (except with respect to the Accrued Compensation (as defined below)) you deliver to the Company a signed general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, you shall be entitled to:

(i)the Accrued Compensation;

(ii)a lump sum payment equal to eighteen (18) months of your then-current Base Salary;

(iii)a lump sum payment equal to 100% of your Target Bonus (assuming target achievement level) for the then-current fiscal year;

(iv)a lump sum payment equal to the product of (A) the Target Bonus to which you would have been entitled (calculated as if all applicable bonus targets were achieved) for the bonus period in which the termination occurs, multiplied by (B) a fraction, the numerator of which is the number of days for which you were employed by the Company during the bonus period and the denominator of which is the total number of calendar days in the bonus period, less any amount of your Bonus previously paid, if any (the “Prorated Bonus”);

(v)payment of the COBRA premiums (or reimbursement to you of such premiums) for continued health coverage for you and your dependents until the earliest of (1) the completion of the eighteen (18) month period following your employment termination date, (2) the date when you receive similar coverage with a new employer or (3) the expiration of you continuation coverage under COBRA (the “COBRA Benefit”); and

(vi)the immediate acceleration of the number of then-unvested shares subject to the Initial RSU that would have vested during the twelve (12) month period following your employment termination date had you remained employed by the Company through such date.

None of your other currently outstanding or then-outstanding equity grants shall be eligible for the acceleration provided under this section.

b. Qualifying Termination During a Change in Control Period. If you are subject to a Qualifying Termination during a Change in Control Period, and provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 5(a)), you shall be entitled to:

(i) the Accrued Compensation;

(ii) a lump sum payment equal to eighteen (18) months of your then-current Base Salary;

(iii) a lump sum payment equal to 100% of your Target Bonus (assuming target achievement level) for the then-current fiscal year;

(iv) the Prorated Bonus;

(v) the COBRA Benefit; and

(vi) the immediate acceleration of all of the then-unvested shares and other equity awards.

Notwithstanding anything to the contrary herein or in any equity plan or any applicable Initial RSU award agreement, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute your then-unvested shares or other equity awards in connection with a Change in Control, the then-unvested shares and other equity awards shall become fully vested effective immediately prior to the Change in Control.

c. Accrued Compensation and Benefits. In addition to any required payments set forth above, in connection with any termination of employment prior to, upon or following a Change in Control (whether or not a Qualifying Termination), the Company shall pay your earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay (if applicable) and unreimbursed documented business expenses incurred by you through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, you shall be entitled to any other vested benefits earned by you for the period through and including the termination date of your employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits” and together with the Accrued Compensation and Expenses, the “Accrued Compensation”). Any Accrued Compensation and Expenses to which you are entitled shall be paid to you in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of your taxable year in which the termination occurs. Any Accrued Benefits to which you are entitled shall be paid to you as provided in the relevant plans and arrangement.

d. Miscellaneous. For the avoidance of doubt, the benefits payable pursuant to Sections 5(a) and
(b) are mutually exclusive and not cumulative. All lump sum payments provided in this Section 5 shall be made no later than the 60th day following your termination of employment (unless explicitly provided otherwise above). Notwithstanding anything to the contrary in this Agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you during any period that you continue in a role with the Company that does not constitute a separation from service, and will be paid once you experience a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, notwithstanding anything to the contrary in this Agreement, upon a termination of your employment, you agree to resign prior to the time you deliver the Release from all positions you may hold with the Company and any of its subsidiaries or affiliated entities at such time (including as a member of the Board and as a trustee under any benefit plans), and no payment will be made or become due to you until you resign from all such positions, unless requested otherwise by the Board.

6. Definitions. As used in this Agreement, the following terms have the following meanings:

a.“Cause” means: (w) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude, (x) you have engaged in willful misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to you or have performed such material duties with gross negligence or have breached any material term or condition of this Agreement, your Employment, Confidential Information and Intellectual Property Assignment Agreement with the Company or any other material agreement with the Company, in any case after written notice by the Company of such misconduct, performance issue, gross negligence or breach of terms or conditions and an opportunity to cure within thirty (30) days of such written notice thereof from the Company, unless such misconduct, nonperformance, gross negligence or breach is, by its nature, not curable, (y) your failure to follow the Company’s policies that results in, or could reasonably be expected to result in, material harm to the Company or (z) you have committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in material harm to the Company. The term “Company” for purposes of this definition will be interpreted to include any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended, as appropriate.

b.“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided that the event also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

c.“Change in Control Period” means the period commencing three (3) months prior to a Change in Control and ending twelve (12) months following a Change in Control.

d.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

e.“Disability” means a physical or mental incapacity or disability as a result of which you become unable to perform the essential functions of your job at the Company (if appropriate, with reasonable accommodation) for a continuous period of ninety (90) days or for an aggregate of one-hundred twenty (120) days in any consecutive twelve (12) month period.

f. “Good Reason” means a cessation of your employment as a result of your resignation within twelve (12) months after the occurrence of one or more of the following without your consent: (i) a reduction of more than 10% in your total target cash compensation as an employee of the Company, except to the extent that the Company implements an equal percentage reduction applicable to all executive officers and management personnel; (ii) a material reduction in your duties, responsibilities or authority at the Company; (iii) a change in the geographic location at which you must perform services which results in an increase in your one-way commute by more than fifty (50) miles (other than a relocation to the Company’s San Francisco Bay Area offices); (iv) a successor of the Company in a Change in Control does not assume this Agreement. A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

g. “Qualifying Termination” means a Separation resulting from (i) a termination by the Company of your employment for any reason other than Cause, or (ii) your voluntarily resignation of your employment with the Company for Good Reason. Termination by death or Disability will not constitute a Qualifying Termination.

h. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

7. Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company. In addition, the Company will reimburse, upon presentation of invoices, your attorney fees incurred for legal advice incurred in the review and finalization of this Agreement, up to an aggregate of Fifteen Thousand Dollars ($15,000.00), subject to applicable tax withholdings.

8. Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. Should your employment terminate due to the failure to pass a background check, that does not amount to “Cause” under this Agreement and this Agreement will be void.

9. Evidence of Employment Eligibility. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

10. Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all federal, state, local and other withholdings and similar taxes and payments required by applicable law, without gross-up.

11. Confidentiality; Compliance with Policies. As a Company employee, you will abide by and fully comply with Company rules and regulations, including the Company’s insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment. You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct included in the Company handbook. You will be expected to sign and comply with the Employment, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B (the “Confidentiality Agreement”), which requires, among other things, the assignment of your rights to intellectual property made during your employment at the Company, and non-disclosure of proprietary information.

12. Parachute Payments.

a.Best After-Tax Result. In the event that any payment or benefit received or to be received by you pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of subsection (b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by you, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that you pay all taxes at the highest marginal rate. The Company and you shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this section. In the event that subsection (ii)(B) hereof applies, then based on the information provided to you and the Company by Independent Tax Counsel, you may, in your sole discretion and within thirty (30) days of the date on which you are provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by you shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to you equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of subsection (b) shall be the exclusive remedy to the Company.

b.Adjustments. If, notwithstanding any reduction described in subsection (a) hereof (or in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by you from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), you shall pay the Excise Tax.

13. Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty (20%) percent tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

14. Indemnification. You will continue to be covered by the Indemnity Agreement by and between you and the Company dated on or around January 3, 2019 (the “Indemnity Agreement”). In addition, you have been, or will be, named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

15. Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment and forfeiture policy and any additional compensation recoupment and forfeiture policy or amendments to the current policy adopted by the Board during the term of your employment with the Company that is applicable generally to executive officers of the Company.

16. Non-Disparagement. I agree that following my termination of employment, I will not, directly or indirectly, make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its current employees, officers, directors, shareholders, products or services, business, technologies, market position or performance, and the Company agrees that neither it (through a press release or statement by a designated Company spokesperson) nor its executive officers or members of the Board will make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion, about me. Nothing in this paragraph shall prohibit me or Company from providing truthful information in response to a subpoena or other legal process.
17. Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Mateo County, and conducted by the American Arbitration Association under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

18. Complete Agreement. This Agreement, together with the Confidentiality Agreement, represents the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between you and the Company (or any representative thereof) relating to the subject matter hereof. You and the Company agree that you are not party to the Company’s Severance and Change in Control Agreement.

19. Counterparts. This Agreement may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by electronic signature, facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.

[Signature Page Follows]

To accept the Company’s offer, please sign and return this Agreement (including the attached exhibits) to the Company no later than January 13, 2020.

AGREED AND ACCEPTED	CLOUDERA, INC.
/s/ Robert Bearden	/s/ Nick Graziano
Robert Bearden	Nick Graziano, on behalf of the Board

Schedule A

Nlyte Software Inc.

Mark 43, Inc.

Data Republic

A-12

EXHIBIT A

Release

In consideration of the termination benefits (the “Benefits”) provided and to be provided to me by Cloudera, Inc., or any successor thereof (the “Company”) pursuant to my employment offer letter agreement with the Company dated on or about January 12, 2020 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that if known to him or her would have materially affected his or her settlement with the debtor or released party.” This Release does not extend to, and has no effect upon, any wages or benefits that have accrued or equity that has vested, and to which I have become vested or otherwise entitled to, under the Agreement, any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, including under the Indemnity Agreement, dated on or about January 3, 2019 (the “Indemnity Agreement”), and continued coverage by the Company’s director’s and officer’s insurance.

2.In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code Section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). I further understand that this Release and my Agreement do not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release and my Agreement does not limit my right to receive an award for information provided to any Government Agencies. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnity Agreement, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.

3. I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4. As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, (x) I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s) and (y) I am still bound by the covenants of Section 16 of the Agreement.

5. I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6. I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law unless and until they become publicly available.

7. I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8. I agree that following my termination of employment, I will not, directly or indirectly, make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its current employees, officers, directors, shareholders, products or services, business, technologies, market position or performance, and the Company agrees that neither it (through a press release or statement by a designated Company spokesperson) nor its executive officers or other members of the Board of Directors will make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion, about me. Nothing in this paragraph shall prohibit me or Company from providing truthful information in response to a subpoena or other legal process.

9. I agree to submit to mandatory binding arbitration, in San Mateo County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Release and my employment with the Company and the termination thereof, except that I may, at my option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. I HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict my right to file administrative claims I may bring before any government agency where, as a matter of law, the parties may not restrict my ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, I agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon me or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If I am unable to access these rules, I will be provided with a hardcopy. I acknowledge that I am hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Release.

10. I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Release Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Release Effective Date, as specified in the Agreement.

11. In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

12. Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality,

validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13. The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 5 of the Agreement.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee	,	.
Executed this _____ day of	,	.

Your Signature

Your Name (Please Print)

Agreed and Accepted:
Cloudera, Inc.

By:
Date:

EXHIBIT B

Employment, Confidential Information and Intellectual Property Assignment Agreement

EXHIBIT B CLOUDERA, INC.
Employment, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Cloudera, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the "Intellectual Property Agreement"):

1.Employment.

(a)I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b)I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

2.Confidential Information.

(a)Company Information. I agree at all times during the term of my employment (my "Relationship with the Company") and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, computer programs, know-how, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

3.  Intellectual Property.

(a)  Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as "Intellectual Property") and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).
(b) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating
CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as "Prior Intellectual Property"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.
Prior Intellectual Property:

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

Title	Date	Identifying Number
or Brief Description

(e) Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix A, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company's current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above.

(f) Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the "Termination Certificate" attached hereto as Appendix B.

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

4. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5. No Solicitation of Employees, Consultants and Customers. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that:

(a) During the period of my Relationship with the Company as an employee, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

(b) For a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, I shall not (i) either directly or indirectly solicit any existing or prospective customer, client or account of the Company with whom I communicated or with whom I became acquainted during my Relationship with the Company; or (ii) cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner fail to enter into any actual or potential business relationship with the Company.

6. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

7. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Intellectual Property Agreement, shall be settled by arbitration to be held in San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company will pay the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, pursuant to C.C.P. §1281.8(b), if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.
8. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

(b) Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c) Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of 1/12/2020.

Signature:	/s/ Robert Bearden
Name:	Robert Bearden
Address:

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

APPENDIX A

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B
APPENDIX B CLOUDERA, INC.

Termination Acknowledgments

I confirm that I have returned any Cloudera property that is in my possession, including any equipment, records, data, notes, reports, proposals, lists, correspondence, and specifications, and that I do not have any of these items in my possession.

I further confirm that I have complied with all the terms of the Employment, Confidential Information and Intellectual Property Assignment Agreement that I signed when I joined Cloudera, and that I will continue to comply with all the terms of that agreement, including my confidentiality and non-solicit obligations therein.

This Acknowledgement does not limit any continuing obligations I have under the Intellectual Property Agreement.

Date:
(Signature)